As Filed With the Securities and Exchange Commission on May 2, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BAXANO SURGICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0909022
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

110 HORIZON DRIVE, SUITE 230

RALEIGH, NORTH CAROLINA 27615

(919) 800-0020

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy M. Shannon

Chief Financial Officer

Baxano Surgical, Inc.

110 Horizon Drive, Suite 230

Raleigh, North Carolina 27615

(919) 800-0020

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered		Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, $0.0001 par value per share	21,520,982	(1)	$0.89	(2)	$19,153,673	(2)	$2,467.00

(1)	Consists of 9,428,000 shares issuable upon the conversion of outstanding subordinated convertible debentures, 2,664,982 shares that may be issuable in lieu of cash interest payments on such debentures, and 9,428,000 shares issuable upon the exercise of outstanding warrants to purchase shares of common stock. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers such additional shares of common stock as may be issued to prevent dilution of the shares of common stock covered hereby resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee required pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the registrant’s common stock on April 29, 2014, as reported on the NASDAQ Global Market.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 2, 2014

PRELIMINARY PROSPECTUS

21,520,982 Shares

Common Stock

This prospectus relates to the resale, from time to time, of up to 21,520,982 shares of Baxano Surgical, Inc. common stock, $0.0001 par value per share, being offered by the selling stockholders named in this prospectus. Such shares include (i) 9,428,000 shares issuable upon the conversion of outstanding subordinated convertible debentures, (ii) 2,664,982 shares issuable in lieu of cash interest payments on such debentures, and (iii) 9,428,000 shares issuable upon the exercise of outstanding warrants to purchase common stock, which debentures and warrants were acquired by the selling stockholders in a private placement transaction closed on April 22, 2014.

The selling stockholders may sell their shares from time to time at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We have agreed to bear all of the expenses in connection with the registration of the shares, except that the selling stockholders will pay all brokerage fees and selling commissions.

Our common stock is listed on the NASDAQ Global Market under the symbol “BAXS.” The last reported sale price of our common stock on April 30, 2014 was $0.85 per share.

Our principal executive offices are located at 110 Horizon Drive, Suite 230, Raleigh, North Carolina 27615 and our telephone number is (919) 800-0020.

Investing in our common stock involves risk. See the section entitled “Risk Factors” beginning on page 4 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is       , 2014.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	1
FORWARD-LOOKING STATEMENTS	1
SUMMARY	2
RISK FACTORS	4
USE OF PROCEEDS	7
SELLING STOCKHOLDERS	8
PLAN OF DISTRIBUTION	10
LEGAL MATTERS	12
EXPERTS	12
WHERE YOU CAN FIND ADDITIONAL INFORMATION	12
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	12

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the Commission, under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration or continuous offering process. Under this shelf process, certain selling stockholders from time to time may sell shares of our common stock described in this prospectus in one or more offerings. In certain circumstances, we may provide a prospectus supplement that will contain specific information about the terms of a particular offering by one or more of the selling stockholders. We also may provide a prospectus supplement to add information to, or update or change information contained in, this prospectus. To the extent there is a conflict between the information contained in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. Please read carefully both this prospectus and any prospectus supplement together with additional information described below under the sections entitled “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference,” before investing in our securities.

You should rely only on the information contained in or incorporated by reference into this prospectus and any prospectus supplement. Neither we nor the selling stockholders have authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of such prospectus or prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the filing date of the document incorporated by reference, regardless of the time of delivery of this prospectus and any prospectus supplement or any sale of a security.

As used in this prospectus, references to “we,” “our,” “us,” “our company” and “Baxano Surgical” refer to Baxano Surgical, Inc., unless the context requires otherwise. References to “selling stockholders” refer to those stockholders listed in this prospectus under “Selling Stockholders” and their transferees.

FORWARD-LOOKING STATEMENTS

In addition to historical information, this prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, that concern matters that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. These forward-looking statements are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included or incorporated by reference in this prospectus, including statements regarding future events, our future financial performance, our future business strategy and the plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward-looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements.

Such risks, uncertainties, and other factors that may cause such differences include, but are not limited to, those disclosed under the caption “Risk Factors” in this prospectus and in the documents we have incorporated by reference into this prospectus. Our forward-looking statements speak only as of the date they are made. We expressly disclaim any intent or obligation to update any forward-looking statements to conform such statements to actual results or to changes in our opinions or expectations, except as required by applicable law or the rules of The NASDAQ Stock Market.

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SUMMARY

This summary is not complete and does not contain all of the information you should consider before investing in the securities offered by this prospectus. You should read this summary together with the entire prospectus, including our financial statements, the notes to those financial statements, and the other documents identified under the headings “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus, before making an investment decision. See the section entitled “Risk Factors” beginning on page 4 of this prospectus and in the documents we incorporate by reference in this prospectus for a discussion of the risks involved in investing in our securities.

Our Business

We are a medical device company focused on designing, developing and marketing minimally invasive products to treat degenerative conditions of the spine affecting the lumbar region. We are passionately committed to delivering innovative technologies to our surgeon customers that benefit their patients. We currently market the AxiaLIF® pre-sacral access and interbody fusion system for single and two level lower lumbar fusion, the VEO® lateral access and interbody fusion system, the iO-Flex® set of flexible instruments used by surgeons during spinal decompression procedures, the iO-Tome® instrument, which rapidly and precisely removes bone, specifically the facet joints, a technique which is commonly performed in spinal fusion procedures, and AvanceTM, an MIS pedicle screw system used in lumbar spinal fusion procedures. We currently sell our products through a direct sales force, independent sales agents and distributors.

Our family of AxiaLIF products, commercially launched between 2004 and 2010, use the pre-sacral approach. This technique allows a surgeon to access the discs in the lower lumbar region through an incision adjacent to the tailbone. In this manner, an interbody fusion procedure can be accomplished through a single tissue plane, which minimizes damage to surrounding tissues. Traditional methods of accessing the lower lumbar spine for fusion either involve cutting ligament and bone if approaching from the back, or navigating around important organs and blood vessels if approaching from the front. Our VEO lateral access and interbody fusion system, commercially launched in 2011, provides for direct visualization of the psoas muscle and unrestricted lateral fluoroscopic views, which we believe has allowed us to increase our market share in the highly competitive lateral fusion segment. We believe that direct visualization allows a surgeon to identify and avoid the nerves running through this muscle that, when damaged, can cause numbness and pain in the leg and groin post spinal surgery. Our iO-Flex instruments, commercially launched in 2009, were developed to allow surgeons to perform a direct decompression while sparing the facet joints and posterior midline structures. Our iO-Flex minimally invasive set of flexible instruments allow surgeons to target lumbar stenosis of the spine with minimal disruption to the patient’s healthy anatomy critical for maintaining spinal stability. With traditional rigid instrumentation, surgeons have to remove bone that helps stabilize the spine in order to get to the area of the bone that is impinging on the exiting nerve roots. Our iO-Tome disposable instrument, commercially launched in the fourth quarter of 2013, allows surgeons to perform rapid facetectomies while working above the exiting nerves. The iO-Tome instrument utilizes the iO-Flex instrument platform to rapidly and precisely remove the facet joint, which is commonly performed in spinal fusion applications. Our Avance MIS pedicle screw system, which will be in limited market release in the second and third quarter of 2014 and is planned for full launch in the fourth quarter of 2014, may be used as an adjunct to fusion in numerous degenerative and complex spinal pathologies. Its innovative design provides a quick and easy-to-use, percutaneous pedicle screw system that addresses single, complex and multi-level spinal pathologies with minimal tissue disruption and trauma.

We also market other products that complement these primary offerings, including our Vectre™ facet screw system, Bi-Ostetic™ bone void filler, bowel retractors, discectomy tools, and a bone graft harvesting system that can be used to extract bone graft from the patient’s hip for use in fusion procedures. We also have a TLIF system under development, with a limited market launch expected in the fourth quarter of 2014. The new TLIF system will be used in conjunction with the iO-Tome instrument to provide a less invasive means of performing a TLIF procedure. Our philosophy of continuous improvement is driven by ongoing research and development investment in our core technologies. We support this investment by diligently expanding, maintaining, and protecting our significant patent portfolio.

Corporate Information

We were incorporated in Delaware in May 2000 under the name “aXiaMed, Inc.” and changed our name to “TranS1 Inc.” in February 2003. In connection with our merger with Baxano, Inc. in May 2013, we changed our name to “Baxano Surgical, Inc.” Our principal executive office is located at 110 Horizon Drive, Suite 230, Raleigh, North Carolina 27615 and our telephone number is (919) 800-0020. Our website is www.baxanosurgical.com. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus.

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Private Placement Transaction

On March 11, 2014, we entered into a securities purchase agreement, or the Securities Purchase Agreement, providing for the issuance, in a private placement, of $9,993,680 in aggregate principal amount of subordinated convertible debentures, or the Debentures, together with warrants to purchase shares of our common stock, or the Warrants, to the selling stockholders listed herein. We refer to the private placement of the Debentures and Warrants, collectively, as the Private Placement Transaction. The closing of the full amount of securities in the Private Placement Transaction was subject to stockholder approval of the Private Placement Transaction, which was attained at our 2014 annual meeting of stockholders on April 17, 2014. The Private Placement was closed on April 22, 2014, or the Closing Date.

The three-year Debentures are convertible into shares of our common stock at an initial conversion price of $1.06 per share, for an aggregate of approximately 9,428,000 shares of our common stock. The Debentures bear interest at a rate of 6% per annum, payable monthly in cash or, at our discretion provided certain conditions are met each payment period, in shares of our common stock at a price equal to 90% of a calculated market price per share. In connection with the purchase of the Debentures, the selling stockholders received five-year Warrants to purchase an aggregate of approximately 9,428,000 shares of our common stock, which were exercisable immediately upon issuance at an exercise price of $1.19 per share.

For one year after the date of issuance, the conversion price of the Debentures and the exercise price of the Warrants are subject to adjustment upon the issuance of any common stock or securities convertible into shares of our common stock below the then-existing conversion or exercise price, as applicable, subject to certain exceptions. In the event of certain change in control transactions, the holders of the Debentures and Warrants will be entitled to (i) receive upon conversion or exercise the same kind and amount of securities, cash or property which the holders would have received had they converted or exercised their Debentures or Warrants, as applicable, immediately prior to such transaction and (ii) have their securities assumed by the surviving entity. In addition, if such a transaction involves cash consideration, is a going private transaction, or involves securities not listed on the New York Stock Exchange or NASDAQ, the holders of the Warrants will be entitled to have their Warrants repurchased at a calculated Black-Scholes value of such Warrants at any time within 60 days after the transaction. Subject to limited exceptions, we will not permit the conversion of the Debentures or exercise of the Warrants of any selling stockholder, if after such conversion or exercise such selling stockholder would beneficially own more than 4.99% of our outstanding shares of common stock.

As part of the Private Placement Transaction, we entered into a registration rights agreement with the selling stockholders pursuant to which we agreed to file a registration statement with the Commission to register the resale of all shares of common stock issuable in the Private Placement Transaction within 10 days of the closing of the Private Placement Transaction. The registration statement, of which this prospectus forms a part, has been filed to satisfy this obligation.

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RISK FACTORS

An investment in our securities involves a high degree of risk. In addition to the other information included in this prospectus, you should carefully consider the risks described under the caption “Risk Factors” in any prospectus supplement and documents incorporated by reference into this prospectus, including our most recent Annual Report on Form 10-K, before making an investment decision. The risks and uncertainties not presently known to us or that we currently deem immaterial may also materially harm our business, operating results and financial condition and could result in a complete loss of your investment.

Risks Relating to the Private Placement Transaction

The Debentures contain covenants that could limit our financing options and liquidity position, which would limit our ability to grow our business.

The Debentures contain certain covenants and representations limiting our ability to incur additional indebtedness, other than specified permitted indebtedness, or from entering into or creating any liens on our assets, other than certain permitted liens. These restrictions may limit our ability to obtain additional financing, withstand downturns in our business or take advantage of business opportunities. Moreover, additional debt financing we may seek may contain terms that include more restrictive covenants, may require repayment on an accelerated schedule or may impose other obligations that limit our ability to grow our business, acquire needed assets, or take other actions we might otherwise consider appropriate or desirable.

Our failure to avoid events of default as defined in the Debentures could require us to redeem such Debentures at a premium.

The Debentures provide that, upon the occurrence of an “Event of Default,” the interest rate on the Debentures increases to 15% and we can be required to redeem the Debentures in whole or in part in cash at 110% of the outstanding balance. Events of Default under the Debentures include, among other things: (1) suspension or removal from the NASDAQ Global Market or other permissible trading market for specified time periods; (2) failure to pay principal, interest, late charges and other amounts due under the Debentures; (3) certain events of bankruptcy or insolvency of our company; and (4) failure to make payment with respect to any indebtedness in excess of $500,000 to any third party, or the occurrence of a default or event of default under any agreement binding our company having a material adverse effect on our company.

Our ability to avoid such Events of Default may be affected by changes in our business condition or results of our operations, or other events beyond our control. If we were to experience an Event of Default and the holders elected to have us redeem their Debentures, we may not have sufficient resources to do so, and we may have to seek additional debt or equity financing to cover the costs of redeeming the Debentures. Any additional debt or equity financing that we may need may not be available on terms favorable to us, or at all.

We may not have the ability to pay cash upon the conversion of the Debentures or repurchase the Warrants upon the occurrence of a fundamental transaction as required by the Debentures and Warrants.

In the event of certain corporate transactions involving a change in control or the reclassification or exchange of our common stock, the holders of the Debentures and Warrants would be entitled to (i) receive upon conversion or exercise the same kind and amount of securities, cash or property which the holders would have received had they converted or exercised their Debentures or Warrants, as applicable, immediately prior to such transaction and (ii) have their securities assumed by the surviving entity. In addition, if such a transaction involves cash consideration, is a going private transaction, or involves securities not listed on the New York Stock Exchange or the NASDAQ Global Market, the holders of the Warrants will be entitled to have their Warrants repurchased at a calculated Black-Scholes value of such Warrants at any time within 60 days after the transaction. Such payments could be significant and limit our ability to pursue strategic transactions, and we may not have sufficient funds to make them at such time.

There are a large number of shares underlying the Debentures and Warrants. The sale of these shares may depress the market price of our common stock.

On an aggregated basis, the Debentures may be converted into 9,428,000 shares of our common stock, and Warrants may be exercised for 9,428,000 shares of our common stock. In addition, approximately 2,664,982 shares of common stock may be issuable in lieu of cash interest payments on the Debentures. For one year after the date of issuance, the conversion price of the Debentures and exercise price of the Warrants issued to the selling stockholders is subject to adjustment upon the issuance of any of our common stock or securities convertible into common stock below the then-existing conversion or exercise price, as applicable, subject to certain exceptions. If the price of the Debentures is adjusted, this would lead to the issuance of additional shares of our common stock upon conversion.

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Pursuant to the registration rights agreement we entered into with each of the selling stockholders, we agreed to file a registration statement with the Commission to register the resale of all shares of common stock issuable in the Private Placement Transaction. The registration statement, of which this prospectus forms a part, has been filed to satisfy this obligation. This registration statement facilitates the resale of such shares of common stock into the public market, and any such resale would increase the number of shares of our common stock available for public trading.

Sales of a substantial number of shares of our common stock in the public market, or the perception that such sales may occur, could have the effect of depressing the market price for our common stock and make it more difficult for you to sell shares of our common stock at times and prices that you feel are appropriate or for us to sell equity securities in the future at a time and price that we might otherwise wish to effect sales.

The conversion of the Debentures, payment of interest on the Debentures in shares of common stock, and exercise of Warrants issued to the selling stockholders would have a dilutive impact on our existing stockholders.

There are 9,428,000 shares of common stock underlying the Debentures and 9,428,000 shares of common stock underlying Warrants. In addition, approximately 2,664,982 shares of our common stock may be issuable in lieu of cash interest payments on the Debentures. In the aggregate, these amounts would total 21,520,982 shares of common stock, and such number may increase in certain circumstances, including, among other things, as a result of the antidilution provisions in the Debentures and Warrants. If and when issued, these shares of common stock would substantially dilute the ownership percentage and voting power of our current stockholders.

The terms of the Debentures and Warrants contain provisions that restrict the amount of shares a holder can receive upon conversion or exercise to 4.99% of the then outstanding number of shares of our common stock, subject to limited exceptions. However, these restrictions do not prevent the holders from selling some of their holdings and then receiving additional shares. In this way, the holders could sell more than these limits while never holding more than the limits. As a result, even with the restrictions, the holders of these Debentures and Warrants could ultimately convert and exercise, and then sell, the full amount issuable upon conversion and exercise of the Debentures and Warrants, respectively, in which case our current stockholders would suffer the full amount of dilution.

Risks Related to Our Business and Operations

Our indebtedness could negatively impact our financial health.

On December 3, 2013, we obtained a credit facility, or the Credit Facility, of up to $15.0 million from Hercules Technology Growth Capital, Inc., or Hercules, to pay off the existing credit facility we assumed in connection to our merger with Baxano, Inc. and cash collateralize letters of credit issued thereunder, and for general corporate and working capital purposes. On April 22, 2014, we issued approximately $10 million of Debentures pursuant to the Private Placement Transaction, which further increased our long-term indebtedness. Our indebtedness could have important consequences to us, including the following:

•	it may limit our ability to obtain additional debt or equity financing for working capital, capital expenditures, product development, debt service requirements, acquisitions or general corporate or other purposes;
•	a portion of our cash flows from operations will be dedicated to the payment of principal and interest on our indebtedness and will not be available for other purposes, including our operations, capital expenditures and other business opportunities;
•	if we seek to refinance our debt or require additional refinancing in the future, we may be unable to do so on attractive terms or at all;
•	it may limit our flexibility in planning for, or our ability to adjust to, changes in our business or the industry in which we operate and place us at a competitive disadvantage compared to our competitors that have less debt; and
•	we may be vulnerable to a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

Both the loan and security agreement governing the Credit Facility and the terms of the Debentures contain limitations on our ability to engage in certain activities that may be in our long-term best interests. Our failure to comply with these limitations could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness, which would adversely affect our financial health and could prevent us from fulfilling our obligations.

5

We will need to raise additional capital in the future and, if we are unable to raise capital, it could force us to delay, reduce, eliminate or abandon our commercialization efforts or product development programs.

We believe that our current cash and cash equivalents, together with cash received from sales of our products and sales of common stock pursuant to our equity line financing arrangement, will be sufficient to meet our cash needs through the second quarter of 2014, but will not be sufficient to meet our cash needs through the third quarter of 2014. Our future funding requirements will depend on many factors, including:

•	market acceptance of our products and the revenues we are able to generate as a result;
•	the availability of adequate coverage and reimbursement for hospitals and surgeons;
•	the scope, rate of progress and cost of our clinical trials;
•	the cost of our research and development activities;
•	the cost of defending, in litigation or otherwise, any claims that we infringe third-party patent or other intellectual property rights;
•	the cost and timing of additional regulatory clearances or approvals; and
•	the cost and timing of establishing additional sales, marketing and distribution capabilities.

As a result of the recent economic recession, and the continuing economic uncertainty, it has been difficult for many companies to obtain equity or debt financing. If we raise additional funds by issuing equity or convertible debt securities, our stockholders may experience dilution and the securities may contain terms that are preferential to the new investors as compared to the holders of our common stock. If we raise additional funds by issuing debt securities, the securities may have rights senior to those associated with our common stock and contain covenants restricting our operations, our ability to pay dividends, the amount of capital expenditures we can make, or our ability to incur additional debt. Any debt financing or additional equity that we raise may contain terms that are not favorable to us or our stockholders. In addition, if we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us. If we are unable to raise adequate funds, we may have to delay, reduce the scope of or eliminate some or all of our planned product development and marketing efforts. Additionally, if we do not have, or are not able to obtain, sufficient funds, we may have to delay development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. Inadequate funding, which has required us to adjust our resources in the past, may require us in the future to reduce marketing, customer support or other resources devoted to our products or cease operations.

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USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from the sale of any shares of common stock offered by this prospectus. We will not receive any of the proceeds from the sale of any shares of common stock by the selling stockholders.

We could receive up to a maximum of $11,219,320 in proceeds from the cash exercise of all Warrants held by the selling stockholders and covered by this prospectus, which proceeds would be used primarily for the development and launch of new products and for other working capital and general corporate purposes. As of the date hereof, none of the Warrants have been exercised. We cannot precisely estimate the allocation of the net proceeds from any exercise of the Warrants for cash. Accordingly, in the event the Warrants are exercised for cash, our management will have broad discretion in the application of the net proceeds of such exercises. There is no assurance that the Warrants will ever be exercised for cash.

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SELLING STOCKHOLDERS

This prospectus relates to the resale of up to 21,520,982 shares of our common stock issuable to the selling stockholders upon conversion of the Debentures, payment (in lieu of cash payment) of interest on the Debentures, and exercise of Warrants issued to them in the Private Placement Transaction. The registration statement, of which this prospectus forms a part, has been filed with the Commission pursuant to registration rights granted to the selling stockholders with respect to the securities received from us in the Private Placement Transaction. Because the price at which we pay interest on the Debentures in shares in lieu of cash will vary based on the market price of our common stock, and because the conversion price of the Debentures and exercise price of the Warrants may be adjusted, the number of shares that will actually be issued to the selling stockholders may be more or less than the number of shares being offered by this prospectus.

Because the selling stockholders identified below may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will be held by the selling stockholders after completion of the offering. For purposes of the table below, we assume that the selling stockholders will sell all of their shares of common stock covered by this prospectus.

The table below is based upon information provided to us by the selling stockholders. None of the selling stockholders has had any position, office or other material relationship with us or any of our predecessors or affiliates within the past three years.

	Prior to the Offering		After Completion of the Offering
Selling Stockholder	Number of Shares Beneficially Owned	Shares Being Registered for Resale (1)	Number of Shares Beneficially Owned	Percentage of Shares Outstanding
DAFNA Lifescience L.P. (2)	3,924,530	4,479,197	—	—
DAFNA Lifescience Market Neutral L.P. (3)	679,244	775,244	—	—
DAFNA Lifescience Select L.P. (4)	2,943,396	3,359,396	—	—
Sabby Healthcare Volatility Master Fund, Ltd. (5)	8,481,622	9,680,358	—	—
Sabby Volatility Warrant Master Fund, Ltd. (6)	2,827,208	3,226,787	—	—

(1)	Includes shares of common stock issuable upon conversion of the Debentures held by the selling stockholders, that we may issue in lieu of cash interest payments on the Debentures, and issuable upon exercise of the Warrants held by the selling stockholders and does not take into account a blocker provision contained in the terms of the Debentures and Warrants that prohibits conversion or exercise to the extent it would cause the holder and its affiliates to hold more than 4.99% of our outstanding common stock, subject to limited exceptions. For additional information regarding the issuance of the Debentures and Warrants, see the section entitled “Summary—Private Placement Transaction” above.

(2)	The number of shares beneficially owned consists of (i) 1,962,265 shares of common stock issuable upon conversion of this selling stockholder’s Debenture and (ii) 1,962,265 shares of common stock issuable upon exercise of this selling stockholder’s Warrant. Nathan Fischel and Fariba Ghodsian, the Chief Executive Officer and Chief Investment Officer, respectively, of DAFNA Capital Management LLC, which serves as the investment adviser of DAFNA Lifescience, L.P., have voting and dispositive power with respect to the shares.

(3)	The number of shares beneficially owned consists of (i) 339,622 shares of common stock issuable upon conversion of this selling stockholder’s Debenture and (ii) 339,622 shares of common stock issuable upon exercise of this selling stockholder’s Warrant. Nathan Fischel and Fariba Ghodsian, the Chief Executive Officer and Chief Investment Officer, respectively, of DAFNA Capital Management LLC, which serves as the investment adviser of DAFNA Lifescience Market Neutral, L.P., have voting and dispositive power with respect to the shares.

(4)	The number of shares beneficially owned consists of (i) 1,471,698 shares of common stock issuable upon conversion of this selling stockholder’s Debenture and (ii) 1,471,698 shares of common stock issuable upon exercise of this selling stockholder’s Warrant. Nathan Fischel and Fariba Ghodsian, the Chief Executive Officer and Chief Investment Officer, respectively, of DAFNA Capital Management LLC, which serves as the investment adviser of DAFNA Lifescience Select, L.P., have voting and dispositive power with respect to the shares.

(5)	The number of shares beneficially owned consists of (i) 4,240,811 shares of common stock issuable upon conversion of this selling stockholder’s Debenture and (ii) 4,240,811 shares of common stock issuable upon exercise of this selling stockholder’s Warrant. Sabby Management, LLC serves as the investment manager of Sabby Healthcare Volatility Master Fund, Ltd., and Hal Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over these shares except to the extent of its or his pecuniary interest therein.

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(6)	The number of shares beneficially owned consists of (i) 1,413,604 shares of common stock issuable upon conversion of this selling stockholder’s Debenture and (ii) 1,413,604 shares of common stock issuable upon exercise of this selling stockholder’s Warrant. Sabby Management, LLC serves as the investment manager of Sabby Volatility Warrant Master Fund, Ltd., and Hal Mintz is the manager of Sabby Management, LLC. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over these shares except to the extent of its or his pecuniary interest therein.

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PLAN OF DISTRIBUTION

We are registering the shares of common stock payable as interest under the Debentures issued to the selling stockholders, issuable upon conversion of the subordinated convertible debentures issued to the selling stockholders and exercise of the Warrants issued to the selling stockholders to permit the resale of these shares of common stock by the holders of the Debentures and the Warrants from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of common stock. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling stockholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, in the over-the-counter market or in transactions otherwise than on these exchanges or systems or in the over-the-counter market and in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions that may involve crosses or block transactions. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus forms a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether such options are listed on an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, as permitted by that rule, or Section 4(1) under the Securities Act, if available, rather than under this prospectus, provided that they meet the criteria and conform to the requirements of those provisions.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. If the selling stockholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal. Such commissions will be in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction will not be in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440-1.

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In connection with sales of the shares of common stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of common stock short and if such short sale shall take place after the date that this registration statement is declared effective by the Commission, the selling stockholders may deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares, to the extent permitted by applicable law. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Notwithstanding the foregoing, the selling stockholders have been advised that they may not use shares registered on this registration statement to cover short sales of our common stock made prior to the date the registration statement, of which this prospectus forms a part, has been declared effective by the Commission.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the warrants or shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealer or agents participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act in connection with such sales. In such event, any commissions paid, or any discounts or concessions allowed to, any such broker-dealer or agent and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the applicable prospectus delivery requirements of the Securities Act including Rule 172 thereunder and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

Each selling stockholder has informed us that it is not a registered broker-dealer and does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the common stock. Upon our being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In no event shall any broker-dealer receive fees, commissions and markups, which, in the aggregate, would exceed eight percent (8.0%).

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus forms a part.

Each selling stockholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling stockholder and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify the selling stockholders against certain liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreement, or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling stockholders specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

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LEGAL MATTERS

The validity of the shares of common stock offered hereby has been passed upon for us by Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and other periodic reports, proxy statements and other information with the Commission. You may read and copy any document we file with the Commission at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The Commission maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically, including us. The address of the site is http://www.sec.gov.

Our Internet address is www.baxanosurgical.com. There we make available free of charge, on or through the investor relations section of our website, annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with the Commission. The information on, or that can be accessed through, our website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus or any other report we file with the Commission.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Commission allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. We incorporate by reference into this registration statement and prospectus the documents listed below and any filings we make with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (i) after the date of the initial registration statement and prior to effectiveness of the registration statement and (ii) after the date of this prospectus and before the consummation or termination of this offering (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with Commission rules):

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as filed with the Commission on March 11, 2014;

2.	Our Current Report on Form 8-K, as filed with the Commission on January 8, 2014, February 11, 2014, March 14, 2014, and April 17, 2014; and

3.	The description of our Common Stock contained in our Registration Statement on Form 8-A (File No. 001-33744) filed with the Commission on October 15, 2007 pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request, and we will provide you with, a copy of these filings, at no cost, by calling us at (919) 800-0020 or by writing to us at the following address:

Baxano Surgical, Inc.

110 Horizon Drive, Suite 230

Raleigh, NC 27615

Attn: Investor Relations

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21,520,982 Shares

Common Stock

BAXANO SURGICAL, INC.

PROSPECTUS

        , 2014.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. None of the expenses set forth herein shall be borne by the selling stockholders. All of the amounts shown are estimates except for the Commission registration fee.

Commission registration fee	$2,467
Legal fees and expenses	30,000
Accounting fees and expenses	8,000
Miscellaneous fees and expenses	1,500
Total	$41,967

ITEM 15. Indemnification of Directors and Officers.

Section 145(a) of the Delaware General Corporation Law, or the DGCL, provides that a Delaware corporation may indemnify any person who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of such corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. With respect to derivative actions, Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person was or is a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Section 145(c) of the DGCL provides that where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred.

Our amended and restated certificate of incorporation provides that to the fullest extent permitted by applicable law, we are authorized to provide indemnification of (and advancement of expenses to) our directors, officers, employees and agents (and any other persons to whom Delaware law permits us to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL, subject only to limits created by applicable Delaware law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders and others. Our amended and restated bylaws provide for the indemnification of our directors and officers to the fullest extent permitted under the DGCL against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such director or officer. Our amended and restated bylaws also provide for the advancement of expenses incurred in defending any such proceeding in advance of its final disposition, subject to any requirement of the DGCL regarding the delivery to us of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such director or officer is not entitled to be indemnified for such expenses incurred.

We have also entered into an indemnification agreement with each of our directors and executive officers providing for indemnification to the fullest extent permitted by the DGCL.

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Section 102(b)(7) of the DGCL permits a corporation to include in its certificate of incorporation a provision to the effect that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties as a director, except for liability for any (i) breach of a director’s duty of loyalty to the corporation or its stockholders, (ii) act or omission not in good faith or that involves intentional misconduct or a knowing violation of law, (iii) unlawful payment of dividends or redemption of shares, or (iv) transaction from which the director derives an improper personal benefit. Our amended and restated certificate of incorporation includes such a provision.

Our amended and restated bylaws provide that we may maintain insurance, at our expense, to protect us and any director, officer, employee or agent of Baxano Surgical or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL. We have an insurance policy covering our directors and officers with respect to certain liabilities, including liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they cannot be indemnified by us.

The indemnification provisions set forth above and the indemnification agreements entered into between us and our directors and executive officers may be sufficiently broad to permit indemnification of our directors and officers for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. The foregoing statements are subject to the detailed provisions of the DGCL and to the applicable provisions of our amended and restated certificate of incorporation and amended and restated bylaws.

ITEM 16. Exhibits.

Exhibit
No.	Description

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-3 (File No. 333-189617) filed with the Commission on June 26, 2013).

4.2	Form of Securities Purchase Agreement, dated March 11, 2014, by and among Baxano Surgical, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on March 14, 2014).

4.3	Form of Subordinated Convertible Debenture (included as an exhibit to Exhibit 4.2).

4.4	Form of Warrant to Purchase Common Stock (included as an exhibit to Exhibit 4.2).

4.5	Form of Registration Rights Agreement, dated March 11, 2014, by and among Baxano Surgical, Inc. and the purchasers named therein (included as an exhibit to Exhibit 4.2).

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

23.1	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page).

ITEM 17. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

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(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on May 2, 2014.

Baxano Surgical, Inc.

By:	/s/ Ken Reali
Ken Reali
Chief Executive Officer and President (Principal Executive Officer)

POWER OF ATTORNEY

We, the undersigned directors and officers of Baxano Surgical, Inc., do hereby constitute and appoint Ken Reali and Timothy M. Shannon or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this registration statement, and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ken Reali	President, Chief Executive Officer and Director (Principal Executive Officer)	May 2, 2014
Ken Reali

/s/ Timothy M. Shannon	Chief Financial Officer (Principal Financial and Accounting Officer)	May 2, 2014
Timothy M. Shannon

/s/ Jeffrey Fischgrund	Director	May 2, 2014
Jeffrey Fischgrund

/s/ Russell Hirsch	Director	May 2, 2014
Russell Hirsch

/s/ Paul LaViolette	Chairman of the Board	May 2, 2014
Paul LaViolette

/s/ James Shapiro	Director	May 2, 2014
James Shapiro

	Director	May __, 2014
David Simpson

/s/ Mark Stautberg	Director	May 2, 2014
Mark Stautberg

/s/ Roderick Young	Director	May 2, 2014
Roderick Young

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EXHIBIT INDEX

Exhibit
No.	Description

4.1	Specimen common stock certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-3 (File No. 333-189617) filed with the Commission on June 26, 2013).

4.2	Form of Securities Purchase Agreement, dated March 11, 2014, by and among Baxano Surgical, Inc. and the purchasers named therein (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the Commission on March 14, 2014).

4.3	Form of Subordinated Convertible Debenture (included as an exhibit to Exhibit 4.2).

4.4	Form of Warrant to Purchase Common Stock (included as an exhibit to Exhibit 4.2).

4.5	Form of Registration Rights Agreement, dated March 11, 2014, by and among Baxano Surgical, Inc. and the purchasers named therein (included as an exhibit to Exhibit 4.2).

5.1	Opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

23.1	Consent of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney (included on the signature page).

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